Exhibit 10.26
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release is entered into effective as of the 2nd day of December, 2008, by and between Robert Fesenmyer, a U.S. citizen resident at Holland, OH (“Employee”) and Dana Holding Corporation and its affiliates and subsidiaries (“Dana”).
Recitals
A.	Employee has been employed by Dana (or its predecessor) in the United States since September 4, 1973. Employee’s last day as an active employee will be December 31, 2008. He has most recently been serving as Vice President of Logistics Planning and Production Control.
B.	The Employee and Dana have mutually agreed to separate under amicable circumstances after a full discussion and review of current circumstances and options related to the severe economic conditions currently existing in Dana’s markets.
C.	Employee and Dana have concluded that it would be in the best interests of both Employee and Dana to enter into this Separation Agreement, General Release and Covenant Not to Sue (the “Agreement”) in order to permit Employee to separate under mutually agreed terms to pursue other options outside of Dana.
D.	In order to recognize the above-described concerns, and without either party admitting any liability to the other except for such obligations as shall be herein below assumed, Employee and Dana have agreed as set forth below.
     NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, intending to be bound by this Agreement, the parties agree as follows:
1.	Employment. Employee and Dana agree that Employee’s current duties at Dana will end, effective December 23rd, 2008.

2.	Employment Records. Dana’s records will indicate that Employee’s employment was ended by retirement effective December 31, 2008. Employee will receive his final pay as an active employee at that time together with any accrued unused vacation. Copies of this Agreement will be maintained in Employee’s human resources file.

3.	Payments/Consideration. Employee shall receive the following as consideration for Employee’s acceptance and execution of this Separation Agreement and Release. Employee acknowledges that each item listed constitutes special consideration in exchange for the promises made herein and that Dana was not otherwise obligated to provide these payments or benefits to Employee:
a.	Upon the receipt of an invoice detailing the charges, Dana will reimburse Employee for up to the amount of One Thousand, Five Hundred Dollars ($1,500) for legal services used by Employee in the negotiation and execution of this Separation Agreement and Release.

b.	Dana shall provide Employee with outplacement services in the U.S. at a cost of up to $15,000 to be direct billed to Dana with a firm that may be chosen by the Employee subject to Dana’s reasonable right of approval.

c.	Employee will receive a lump sum payment equal to fifty six weeks of base compensation with all deductions required by law. This payment will be made within 30 days after the expiration of the period for revocation described below in Paragraph 12 except that to the extent any part of this payment would be considered “deferred compensation” not exempt from the requirements of Section 409A of the Internal Revenue Code as referenced in Paragraph 11 below, that portion (if any) of the lump sum payment which exceeds the lesser of (A) two times the Employee’s annualized compensation from Dana for the 2007 calendar year, or (B) $460,000 (i.e. two times the annual limit on compensation as may be in effect under Section 401(a)(17) of the Internal Revenue Code for 2008), shall not be paid to Employee until six months and one day after the Employee’s termination date (or, if earlier, upon the Employee’s death).
4.	Health Insurance & Other Benefits. Dana will provide group health insurance for the Employee until December 31, 2008 as the last day of the month in which his employment terminated. The Employee will also receive twelve months of subsidized COBRA (requiring payment of only the employee’s premium (based on the coverage chosen) from January 1, 2009 through December 31, 2009). Subsequently, the Employee shall be entitled to an additional twelve months of COBRA coverage (at the standard COBRA rate) in accordance with the legal requirements of COBRA.

5.	Other Benefits. Dana shall provide Employee with the benefits to which he is entitled in accordance with the provisions of any applicable Dana plans in which he participates (including but not limited to the 2008 Dana Holding Corporation Omnibus Stock Incentive Plan) to the extent that such benefits represent those that Employee is either vested in or otherwise entitled to receive. The Senior Management Life Insurance Plan policy will be assigned to the Employee with the 2008 premium having been paid. The effective date of his termination for the purposes of such plans shall be December 31, 2008. It is expected that no Annual Incentive Plan (“AIP”) payout will occur due to Dana’s performance against applicable standards. Nonetheless, if Dana’s Board of Directors should, in the exercise of its sole discretion, declare a bonus to be payable to senior executives of the Company, then the Employee will be eligible for any such payout notwithstanding his separation from Dana. The Employee’s PERQ allowance will continue through December 31, 2008 as the end of the Employee’s last month on the active payroll.

6.	General Release. Employee, on behalf of himself and his attorneys, agents, representatives, successors, assigns, heirs, administrators and executors (collectively, “Releasors”) hereby forever releases and discharges Dana and any of its affiliates, parent or subsidiary entities, owners, partners, officers, directors, agents, employees, representatives, employee benefit plans, plan administrators or plan sponsors, attorneys and executors (collectively, “Released Parties”), from any and all claims, demands, suits, liabilities, charges or grievances of any nature whatsoever, whether known or unknown, arising prior to the execution of this Agreement by all parties hereto or relating in any way to Employee’s employment, severance plans, programs or policies (including but not limited to the 2008 Voluntary Separation Program), employment agreements or contracts with Dana or the termination of such employment or the negotiation and execution of this Agreement, whether the same be sounding in tort, contract or for the violation of any federal, state or local statute, code, common law or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, or any parallel federal or state statute, ordinance or court decision and claims for attorneys fees and costs. It is understood that this Release constitutes a general release. Notwithstanding the foregoing to the contrary, however, Employee does not release Dana from any obligations of indemnification which flow to the Employee as a senior executive of Dana, whether under the Bylaws, Restated Certification of Incorporation, other corporate constitutive documents, or under law, for matters as to which Employee is entitled to indemnification from Dana while he was an employee of Dana. Employee recognizes that Dana does not have any obligation to reinstate or reemploy him, and he agrees not to reapply for employment at Dana or at any Dana facility. This Release does not prevent Employee from suing Dana to enforce Dana’s obligations hereunder nor does it prelude Employee from filing any claim for workers’compensation.

7.	Non-Competition and Non-Solicitation Obligations. The parties recognize that due to his position within Dana, Employee has a special knowledge of Dana’s business plans, people, and confidential trade secret information. It is further agreed that the disclosure of this information would result in extensive damage to Dana. Dana, for its part, recognizes Employee will need to make a living to support his family. In order to meet the interests of both parties, and in consideration of Dana’s promises set forth in Paragraph 4 above, Employee agrees that he will not without the express prior written approval of Dana, prior to June 30, 2009, provide services of any kind for remuneration to any business, individual, or entity located in North or South America which has products which compete with automotive products of Dana which represent more than 10% of Dana’s 2008 sales from those businesses for which Employee had responsibility during his final twenty four months of employment with Dana. Further, Employee agrees not to solicit or to assist or otherwise become involved in the solicitation of any Dana employee for employment outside of Dana or its subsidiaries or affiliates in either North America during calendar year 2009. Employee further agrees to make full disclosure of the applicable obligations contained in Paragraphs 7 through 10 of this Agreement to any prospective employer during calendar year 2009.

8.	Non-Disparagement. Employee shall not disparage or criticize Dana or any of its businesses or employees to third parties whether inside or outside of Dana. Further, Dana will not disparage or criticize Employee to prospective employers or to third parties whether inside or outside of Dana. Provided however, that (i) neither Dana nor Employee shall be held in violation of this provision for any statements believed to be truthful if such statement is required by law, legal process or made with the consent of the other party and (ii) for purposes of Dana’s obligation hereunder this obligation will apply to actions or statements made solely by any members of Dana’s Executive Committee.

9.	Reasonable Cooperation. Employee agrees that he will reasonably cooperate on any reasonable requests from Dana regarding the transition of responsibilities from the Employee and will further cooperate with Dana for two years subsequent to his retirement in connection with governmental compliance or pending actual or threatened litigation involving Dana that relate to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Employee’s employment. Dana will reimburse the Employee for reasonable expenses, as well as reasonable attorneys’ fees (if independent counsel is necessary). Any such cooperation shall be at the reasonable request of Dana and would be subject to the reasonable demands of the Employee’s schedule. Cooperation will include but not be limited to:

a)	Making himself reasonably available for interviews and discussions with Dana’s counsel as well as for depositions and trial testimony;

b)	Making himself reasonably available and cooperating in connection with the preparation with Company counsel of any testimony required whether as part of a deposition or trial testimony;

c)	Refraining from impeding in any way Dana’s prosecution or defense of any such litigation or administration proceeding; and

d)	Cooperating fully in the development and presentation of Dana’s prosecution or defense of such litigation or administrative proceeding.
10.	Confidentiality. The parties agree that this Agreement, and the terms hereof, are confidential and may not be disclosed in any manner to any third party except in a proceeding to enforce the terms hereof or if required by law or legal process or as to statements made to Employee’s wife, lawyer and tax or financial advisors in connection with the negotiation of this Agreement or the implementation of its terms. Employee acknowledges that he is subject to restrictions against disclosure of confidential or trade secret information through both written agreement with Dana and the effect of common law. Employee will take affirmative steps reasonably necessary or required by Dana to protect confidential and proprietary information from inappropriate disclosure and will give Dana reasonable prior notice in order to permit the Company to act in the event that disclosure of confidential or proprietary information is required by law or court order.

11.	Section 409A. It is the intent of the parties that this Agreement be administered so as to comply with Section 409A of the Internal Revenue Code and all applicable regulations. The parties intend that since the Employee is considered a “specified employee” of Dana for purposes of Section 409A any payment due hereunder which is “deferred compensation” subject to Section 409A shall be delayed for at least six (6) months after the date of Employee’s termination as deemed reasonably necessary by counsel for Dana in order to avoid any violation and/or Section 409A penalties.

12.	Consideration of Agreement. Employee acknowledges that he has twenty-one (21) days from his receipt of this Agreement to decide if he wishes to agree to its terms, and that he is under no obligation to communicate his decision whether or not to execute this Agreement before the 21-day period has expired. Employee further acknowledges that he has seven (7) days after he has signed this Agreement to revoke the Agreement, and the Agreement shall neither be effective nor enforceable until after the seven (7) day period has expired. Any revocation of this Agreement must be in writing and delivered to Dana’s Human Resource Manager at the corporate office before the expiration of the seven (7) days.

13.	Discussion with Counsel. Employee acknowledges that he has been given an ample opportunity to fully discuss the terms of this Agreement with counsel of his own choosing and, in fact, Dana has suggested to him that he take such opportunity. Employee understands and voluntarily accepts the terms of this Agreement, and believes it to be a fair and reasonable settlement of any and all outstanding issues between the parties.

14.	No Admission. It is expressly understood and agreed that, by entering into this Agreement, none of the parties hereto are admitting any wrongdoing or liability, and that all parties expressly deny having engaged in any unlawful conduct of any nature.

15.	Severability. Should any provision of this Agreement be held to be illegal or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement and the remaining provisions shall remain fully enforceable.

16.	Complete Agreement. This Agreement represents the complete and entire understanding of the parties, and supersedes all prior agreements, representations, and understandings, express or implied, concerning the subject matter hereof. This Agreement may only be amended in writing signed by the parties.

17.	Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express written consent of the other party hereto except that in the unfortunate and unlikely event of Employee’s death before the receipt of all payments under Paragraphs 3-7, and his receipt of all other benefits described herein, the Employee’s heirs, beneficiaries, and/or representative shall be entitled to all such payments and benefits on the same terms and conditions as Employee would receive them under this Agreement were he alive, subject to the terms and conditions of the applicable benefit plans.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	Choice of Law. This Agreement shall be deemed to have been made at Toledo, Ohio and shall be interpreted in accordance with Ohio law without regard to choice of law provisions.

20.	Disputes. The parties agree to utilize arbitration for disputes prior to resort to a judicial forum except to enforce rights under Paragraphs 7 through 10 above. In the case of such enforcement actions, resort to court for injunctive remedies shall be immediately available. Arbitration hereunder shall take place in Toledo, Ohio using the rules of the American Arbitration Association.
     The parties acknowledge and understand that this Agreement has been negotiated at arm’s length between the parties and that each party has had the opportunity to fully consult with counsel of their own choosing and is completely informed with respect to the terms, covenants, conditions, and obligations contained in this Agreement and the meaning and effect thereof. Each party has freely and voluntarily entered into this Agreement with the full knowledge of its impact and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement by their signatures below.

WITNESS:	/s/ Gary M. Golden	NAME:

/s/ Robert Fesenmyer

Robert Fesenmyer

WITNESS:	/s/ Gary M. Golden

DANA LIMITED

		By:	/s/ Robert Marcin

		Title:	Chief Administrative Officer